Exhibit 4.1

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Telanetix, Inc.

Form of Senior Secured Note

Issuance Date: July 2, 2010	Original Principal Amount: U.S. $________

FOR VALUE RECEIVED, TELANETIX, INC., a Delaware corporation (the "Company"), hereby promises to pay to _________ or registered assigns ("Holder") the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), on any Installment Date with respect to the Installment Amount due on such Installment Date (each, as defined herein), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest"), on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the "Issuance Date") until the same becomes due and payable, whether upon an Interest Date (as defined below), any Installment Date or the Maturity Date, acceleration, redemption, amortization or otherwise (in each case in accordance with the terms hereof).  This Senior Secured Note (including all Senior Secured Notes issued in exchange, transfer or replacement hereof, this "Note") is one of a series of senior secured notes issued pursuant to the Securities Purchase Agreement on the Closing Date (collectively, the "Notes" and such Notes, other than this Note, the "Other Notes").  Certain capitalized terms used herein are defined in Section 24.

(1)   PAYMENTS OF PRINCIPAL.  On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any, on such Principal and Interest (the "Maturity Date Payment").  The "Maturity Date" shall be July 2, 2014.  On each Installment Date, the Company shall pay to the Holder an amount equal to the Installment Amount due on such Installment Date in accordance with Section 5.  Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges, if any, on Principal and Interest.

(2)   INTEREST; INTEREST RATE.

 (a)  Interest on the outstanding Principal amount of this Note shall commence accruing on the Issuance Date and shall be computed on the actual days lapsed based on a 360-day year comprised of twelve 30-day months and shall be payable in arrears on the last day of each calendar month during the period beginning on the Issuance Date and ending on, and including, the Maturity Date and on the Maturity Date (each, an "Interest Date" and the period between successive Interest Dates, an "Interest Period"). The first Interest Date shall be July 31, 2010.

                (i)  On or prior to July 2, 2011, Interest shall be payable on each Interest Date, to the record holder of this Note on the Record Date immediately preceding applicable Interest Date, in cash ("Cash Interest"); provided, however, that the Company may, at its option as indicated on the Interest Election Notice (as defined below), elect to pay the Interest by way of inclusion of the Interest in the outstanding Principal amount of this Note such that the outstanding Principal shall be increased by the amount of of such Interest on the applicable Interest Date ("PIK Interest") on each Interest Date in accordance with Section 3(b)(i) or in a combination of Cash Interest and PIK Interest..  The Company shall deliver a written notice (each, an "Interest Election Notice") to each holder of the Notes on the twentieth (20th) calendar day of the applicable month for which such Interest Election Notice is being delivered (the date such notice is delivered to all of the holders, the "Interest Notice Date") which notice (A) either (I) confirms that Interest to be paid on such Interest Date shall be paid entirely in Cash Interest or (II) elects to pay Interest as PIK Interest or a combination of Cash Interest and PIK interest and specifies the amount of Interest that shall be paid as Cash Interest and the amount of Interest, if any, that shall be paid as PIK Interest.

                (ii)  From July 2, 2011 until the Maturity Date, Interest shall be payable on each Interest Date, to the record holder of this Note on the Record Date immediately preceding applicable Interest Date, as Cash Interest.

(b)  Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Outstanding Amount.  From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased by four percent (4.0%) per annum.  For example, if the effective Interest Rate immediately prior to an Event of Default was seven percent (7.0%) per annum, the interest rate would increase to eleven percent (11.0%) per annum upon an Event of Default.  In the event that such Event of Default is subsequently cured, the adjustment referred to in the first sentence of this Section 2(c) shall automatically cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate that accrued from the date of such Event of Default through and including the date such Event of Default was cured, shall be the amount of Interest owed and payable in respect of such period.

(3)   RIGHTS UPON EVENT OF DEFAULT.

 (a)  Event of Default.  Each of the following events shall constitute an "Event of Default":

                (i)  the Company's failure to pay to the Holder any amount of Principal (including, without limitation, any redemption payments or Installment Amounts), Interest due in cash, Late Charges or any other amounts when and as due under this Note or any other Transaction Document (as defined in the Securities Purchase Agreement), except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of five (5) Business Days after notice of such failure;

                (ii)  the Company shall either (i) fail to pay, when due, or within any applicable grace period, any payment in respect of any Indebtedness in excess of $250,000, individually or in the aggregate, due to any third party, or otherwise be in breach or violation of any agreement for monies owed or owing in respect of any Indebtedness in an amount in excess of $250,000, individually or in the aggregate, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company, which default or event of default would or is likely to have a Material Adverse Effect;

                (iii)  the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors generally (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official for substantially all of its assets (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

                (iv)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries for substantially all of its assets, or (C) orders the liquidation of the Company or any of its Subsidiaries (the Events of Default set forth in Section 3(a)(iii) and this Section 3(a)(iv) to be referred to as "Bankruptcy Default");

                (v)  a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above;

                (vi)  the Company breaches any covenant or other term or condition or any material representation or warranty of any Transaction Document, except, in the case of a breach of a covenant or other term or condition which is curable, and provided that the Company delivers prompt notice of such breach to the Holder, only if such breach continues for a period of at least ten (10) consecutive Business Days;

                (vii)  any breach or failure in any respect to comply with Section 5 or Section 10 (other than Sections 10(g)) of this Note;

                (viii)  any provision of any Security Document (as determined by the Collateral Agent) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company or any Subsidiary intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Security Document;

                (ix)  any Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected Lien (as defined below) in favor of the Collateral Agent for the benefit of the holders of the Notes on any Collateral (as defined in the Security Documents) purported to be covered thereby;

                (x)  any damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

                (xi)  the failure of the Company to meet 80% of any of the Financial Targets for each quarterly period during the term of this Note; provided, however, that for the third and fourth fiscal quarters of 2010 and the first and second quarters of 2011, an Event of Default shall be deemed to occur only if the Company fails to meet (A) 80% of any of the Financial Targets set forth in Section 10(s)(i)(A), (B) or (C) for such quarter; (B) 80% of the Financial Target set forth in Section 10(s)(i)(D) for such quarter and the amount by which such Financial Target was missed exceeds $250,000 for such quarter; or (C) 80% of the Financial Target set forth in Section 10(s)(i)(E) for such quarter and the amount by which such financial target was missed exceeds $250,000 for such quarter; or

                (xii)  any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

             (b)  Redemption Right.  (i) Upon the occurrence of any Bankruptcy Default with respect to this Note or any other Note, the Company shall redeem 100% of the Outstanding Amount of this Note.

                (ii)  Upon the occurrence of an Event of Default other than a Bankruptcy Default with respect to this Note or any Other Note, the Company shall promptly (and in any event within two (2) Business Days) deliver written notice thereof via facsimile or e-mail and overnight courier (an "Event of Default Notice") to the Holder.  At any time after the earlier of the Holder's receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require, if such Event of Default is continuing, the Company to redeem all or any portion of this Note by delivering written notice thereof (the "Event of Default Redemption Notice") to the Company, which Event of Default Redemption Notice shall state the facts constituting the Event of Default and indicate the portion of this Note the Holder is demanding that the Company redeem.

                (iii)  Each portion of this Note subject to redemption by the Company pursuant to this Section 3(b) shall be redeemed by the Company at a price equal to 125% of the Outstanding Amount to be redeemed (the "Event of Default Redemption Price").  Redemptions required by this Section 3(b) shall be made in accordance with the provisions of Section 9.  To the extent redemptions required by this Section 3(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  In the event of a partial redemption of this Note pursuant hereto, the Principal amount redeemed shall be deducted from the Installment Amounts in inverse order from the Maturity Date.  The parties hereto agree that in the event of the Company's redemption of any portion of this Note under this Section 3(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any redemption premium due under this Section 3(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(4)   RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)  Assumption.  The Company shall not enter into or be party to a Fundamental Transaction without the prior written consent of the Required Holders.  In the event such consent is received, in addition to any other terms and conditions relating to such consent, the Company shall not enter into or be party to a Fundamental Transaction unless the surviving entity of such Fundamental Transaction (the "Successor Entity") assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security or securities of the Successor Entity evidenced by a written instrument or instruments substantially similar in form and substance to the Notes, including, without limitation, having a principal amount or amounts and interest rate equal to the then current principal amounts and the then current interest rates of the Notes held by such holder and having similar ranking to the Notes.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein.  The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the redemption of the Notes.

 (b)  Holder Redemption Right.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile (with confirmation of transmission) or e-mail and overnight courier to the Holder (a "Change of Control Notice").  In addition to any other rights granted in connection with obtaining the consent of the Required Holders, at any time during the period beginning on the date of the Holder's receipt of a Change of Control Notice and ending twenty (20) days after the consummation of such Change of Control, the Holder may require the Company to redeem (a "Change of Control Redemption") all or any portion of this Note at a price equal to 125% of the Outstanding Amount to be redeemed (the "Change of Control Redemption Price") by delivering written notice thereof ("Change of Control Redemption Notice") to the Company, which Change of Control Redemption Notice shall indicate the Outstanding Amount the Holder is demanding be redeemed.

 (c)  Redemptions Under This Section 4.  The portion of this Note subject to redemption pursuant to this Section 4 shall be redeemed by the Company in cash at the Change of Control Redemption Price.  Redemptions required by this Section 4 shall be made in accordance with the provisions of Section 9 and shall have priority to payments to stockholders in connection with a Change of Control.  To the extent redemptions required by this Section 4 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  In the event of a partial redemption of this Note pursuant hereto, the Principal amount redeemed shall be deducted from the Installment Amounts in inverse order from the Maturity Date.  The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 4, the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any redemption premium due under this Section 4 as reflected in the Change of Control Redemption Price is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(5)   INSTALLMENT AMOUNTS.

              (a)  On each applicable Installment Date, the Company shall pay to the Holder of this Note the Installment Amount due as of such date.  The Installment Amount shall be payable by the Company in cash on the applicable Installment Date by wire transfer of immediately available funds.

              (b) Notwithstanding any provision of this Section 5 to the contrary, the Holder may, at its option and in its sole discretion, deliver a notice to the Company at least two (2) days prior to any anticipated Installment Date electing to have the payment of all or any portion of an Installment Amount payable on the next Installment Date deferred to any future Installment Date as indicated in such Holder's deferral notice.  Payment of any amount deferred to future Installment Date pursuant to this Section 5(b) shall be paid on such date in cash.

(6)   SUBSEQUENT PLACEMENT REDEMPTIONS.  At least ten (10) days but not more than thirty (30) days prior to the date on which the Subsequent Placement shall be consummated, the Company shall provide the Holder with a written notice which shall state (x) the amount of the anticipated aggregate gross proceeds to be received by the Company from the Subsequent Placement and (y) the anticipated Subsequent Placement closing date.  Upon the closing of such Subsequent Placement, the Company shall redeem a Principal amount of this Note equal to the product of the Holder Pro Rata Amount and $3,000,000 (the "Subsequent Placement Redemption Amount").  The Subsequent Placement Redemption Amount shall be delivered in cash and shares of Common Stock (the "Redemption Shares") as follows:

              (a)  The portion of the Subsequent Placement Redemption Amount that shall be delivered to each Holder in cash shall be the sum of: (i) the product of (x) the Holder Pro Rata Amount and (y) the Subscribed Amount, plus (ii) all accrued and unpaid Interest and Late Charges and any other amounts due in respect of the Principal amount being redeemed in cash; and

              (b) The portion of the Subsequent Placement Redemption Amount that shall be delivered to each Holder in Redemption Shares shall be an amount equal to a fraction, (i) the numerator of which is the sum of (x) the product of the Holder Pro Rata Amount and the Unsubscribed Amount plus (ii) all accrued and unpaid Interest and Late Charges and any other amounts due in respect of the Principal amount being redeemed, and (ii) the denominator of which is the offering price in the Subsequent Placement; provided that there has been no Equity Conditions Failure.  If an Equity Conditions Failure has occurred as of the closing date of the Subsequent Placement, unless the Holder waives such Equity Conditions Failure, no Redemption Shares shall be issued to the Holder in respect of such Principal amount to be redeemed.  The Company shall have a period of 60 days to attempt to cure the Equity Conditions Failure.  Upon cure the Company will issue to the Holder the Redemption Shares.  If, at the end of a 60 day period, the Company has not cured the Equity Conditions Failure, such Principal amount being redeemed shall, at the election of the Holder either (i)  be paid in cash at a price equal to the sum of the Principal amount being redeemed plus all accrued and unpaid Interest and Late Charges and any other amounts due in respect of the Principal amount being redeemed, or (ii) such Principal amount being redeemed plus all accrued and unpaid Interest and Late Charges shall continue to remain outstanding under the terms of this Note.

(7)   COMPANY REDEMPTION.   If at any time after the Issuance Date the Aggregate Net Return of the Holder exceeds the Aggregate Net Return Target, the Company shall have the right to require the Holder to cancel a Principal amount of this Note equal to the Outstanding Amount then remaining under this Note less the Unreleased Amount.  This right may not be exercised more than once by the Company.  The Company may exercise such right by delivering a written notice thereof via facsimile or e-mail and overnight courier to the Holder, which such notice shall include evidence of such realized return in form and substance acceptable to the Holder.  Upon receipt of such notice, the Holder agrees to immediately cancel the Outstanding Amount then remaining on this Note less the Unreleased Amount (the date of such cancellation, the "Company Redemption Date").  For purpose of this Section 7, "Aggregate Net Return" means the amount actually realized or deemed realized in accordance herewith by the Holder in connection with the Securities issued to the Holder pursuant to the Securities Purchase Agreement and "Aggregate Net Realized Return Target" means either (i) the Holder has received, in cash, an amount equal to 300% of the sum of (x) Original Principal Amount of this Note on the Issuance Date plus (y) the amount of any interest that accrued and would have accrued under this Note at the Interest Rate for the period from Issuance Date through the Maturity Date discounted to the present value of such interest using a discount rate equal to 0.99%, less the amount paid pursuant to Section 6(a) of this Note if the payments pursuant to such Sections 6(a) were received on or before the Rights Offering Deadline (as defined in the Securities Purchase Agreement) (collectively, the "Principal Return") or (ii) the Holder has received, in cash, an amount equal to 100% of the Principal Return and the Common Stock and the Redemption Shares held by the Holder may at the time of determination be sold without any Equity Conditions Failure for an amount equal to no less than 300% of the Principal Return.

(8)   NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(9)   REDEMPTIONS.

 (a)  Mechanics.  Upon the occurrence of a Bankruptcy Default or upon the Company's receipt of the Holder's Event of Default Redemption Notice, the Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after such occurrence or receipt, as applicable ("Event of Default Redemption Date").  If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company's receipt of such notice otherwise ("Change of Control Default Redemption Date").  In the event of a redemption of less than all of the Outstanding Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal which has not been redeemed.  In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Outstanding Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid.  Upon the Company's receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Outstanding Amount, and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 13(d)) to the Holder representing such Outstanding Amount.  The Holder's delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Outstanding Amount subject to such notice.

 (b)  Redemption by Other Holders.  Upon the Company's receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) (each, an "Other Redemption Notice"), the Company shall promptly, but no later than two (2) Business Days of its receipt thereof, forward to the Holder by facsimile a copy of such notice.  If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company's receipt of the Holder's Redemption Notice and ending on and including the date which is three (3) Business Days after the Company's receipt of the Holder's Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(10)   COVENANTS.

 (a)  Ranking & Security.  All obligations evidenced by this Note shall constitute senior obligations of the Company and shall (i) rank pari passu with the obligations evidenced by all Other Notes and (ii) be senior in right of payment to all subordinated obligations of the Company.  Additionally, all obligations evidenced by this Note shall pursuant to the terms of the Security Agreement be secured by a perfected lien on and security interest in the properties and assets of the Company.

 (b)  Incurrence of Indebtedness.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness other than (i) the Indebtedness evidenced by this Note and the Other Notes, and (ii) Permitted Indebtedness.

 (c)  Existence of Liens.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts, intellectual property and contract rights) owned by the Company or any of its Subsidiaries (collectively, "Liens") other than Permitted Liens.

 (d)  Intellectual Property.  The Company shall not, and the Company shall not permit any of its Subsidiaries, directly or indirectly, to encumber or allow any Liens on, any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of the Company and its Subsidiaries connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, other than Permitted Liens.

 (e)  Restricted Payments.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or Cash Equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than this Note and the Other Notes and Permitted Indebtedness), whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness..

 (f)  Fundamental Transactions.  So long as any Note is outstanding, the Company shall not, directly or indirectly, enter into any Fundamental Transaction except as permitted under Section 4 of this Note.

 (g)  Restriction on Redemption and Dividends.  So long as any Note is outstanding, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash or non-cash dividend or distribution on its capital stock without the prior express written consent of the Required Holders, except for repurchases of capital stock pursuant to arrangements entered into in connection with grants of equity compensation under any Approved Stock Plan.

 (h)  Transactions with Affiliates.  The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except for transactions in the ordinary course of business and either consistent with past practice or for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof.

 (i)  Change in Nature of Business.  The Company shall not make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in the Company's most recent annual report filed on Form 10-K with the SEC.

 (j)  Preservation of Existence, Etc.  The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its legal existence and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

 (k)  Investments.  The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, make or own any Investment in any Person, including any Joint Ventures, except Permitted Investments.  Notwithstanding the foregoing, in no event shall the Company and any of its Subsidiary make any Investment which results in any payments not otherwise permitted under the terms of Section 10(e).

 (l)  Maintenance of Insurance.  The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, property, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.  Each such policy for liability insurance shall provide for additional insured endorsements in favor of the Collateral Agent (without any representation or warranty by or obligation upon the Collateral Agent) as its interest may appear, and each policy for property damage insurance shall provide for loss payable endorsements in favor of Collateral Agent as its interest may appear.  Each such policy shall (A) contain an agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent on its own account notwithstanding any action, inaction or breach of representation or warranty by the Company or Subsidiary, (B) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto, and (C) provide that at least 30 days' prior written notice of cancellation shall be given to the Collateral Agent by the insurer.  The Company and any Subsidiary will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance.  The Company and any Subsidiary will also, at the request of the Collateral Agent, execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment.  Reimbursement under any liability insurance maintained by the Company and any Subsidiary may be paid directly to the person who shall have incurred liability covered by such insurance.  During the continuance of an Event of Default, any proceeds of insurance maintained by the Company or any Subsidiary pursuant to this Section 10(j) shall be paid to the Collateral Agent, and, at the option of the Collateral Agent, applied to make or cause to be made the necessary repairs to or replacements of affected Collateral or applied to the Notes.

 (m)  Asset Dispositions.  So long as any Note is outstanding, the Company shall not, directly or indirectly, convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing other than Permitted Asset Dispositions.

 (n)  Subsequent Offerings.  So long as any Note is outstanding, the Company shall not, directly or indirectly, effect any Subsequent Offerings unless the Company has received the prior written consent of the Required Holders to such Subsequent Offering.

 (o)  Intercompany Advances.  Except as otherwise expressly permitted under this Note, the Company shall not make any advance, capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in any Subsidiary other than in the ordinary course of business consistent with past practice and in no event to exceed $1,000,000 in the aggregate outstanding at any time.

 (p)  Amendment of Organization Documents.  So long as any Note is outstanding, the Company shall not and shall not permit any Subsidiary to amend, restate, supplement or otherwise modify its or any Subsidiary's governing organizational documents if the effect of such amendment, restatement, supplement, modification or waiver would be adverse to any Holder without, in each case, obtaining the prior written consent of Required Holders to such amendment, restatement, supplement or other modification or waiver.

 (q)  Subsidiary Formation.  So long as any Note is outstanding, the Company shall not, directly or indirectly, form any Subsidiary unless within ten (10) days of formation, such Subsidiary executes the Security Documents as a guarantor and borrower in form and substance satisfactory to the Required Holders.

 (r)  Sales and Lease-Backs.  So long as any Note is outstanding, the Company shall not and shall not permit any Subsidiary to, directly or indirectly, create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than operating lease obligations which would not cause the aggregate amount of all operating lease obligations owing by the Company and its Subsidiaries in any fiscal year to exceed $1,800,000.

 (s)  Budget.  Not later than December 15 of each calendar year during the term of this Note, the Company shall deliver to the Holder an consolidated annual operating budget (the "Operating Budget") for the Company, including (i) budget setting forth the (A) projected sales revenues, (B) the projected EBITDA, (C) Total Cash, (D) Total Net Worth and (E) Net Working Capital, in each case with respect to such calendar year, as well as the assumptions underlying those projections (as approved by the Required Holders, each a "Financial Target" and collectively, the "Financial Targets"), (ii) monthly income statements, balance sheets, and cash flow statements, (iii) working capital assumptions, (iv) capital expenditure analysis on a per project, and (v) an explanation of material changes to income statement between prior calendar year and forecasted year.  Such Operating Budget shall be subject to review and reasonable approval of the Required Holders.

(11)   VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, together with the written consent of the Company, shall be required for any change or amendment to this Note or the Other Notes. Any election, decision or consent of the Required Holders and the Company shall bind the holder of this Note and the holders of all of the Other Notes then outstanding. No consideration shall be offered or paid to any holder of Notes to amend or consent to a waiver or modification of the Notes unless the same consideration also is offered to all of the holders of Notes.

(12)   TRANSFER.  This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, but subject to Section 13 and all applicable securities laws.

(13)   REISSUANCE OF THIS NOTE.

 (a)  Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 13(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 13(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, following redemption of any portion of this Note the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

 (b)  Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal.

 (c)  Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 13(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

 (d)  Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 13(a) or Section 13(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, including with respect to such Note's applicable share of accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, if any, from the Issuance Date.

(14)   REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note; provided, however, that in no event shall any party recover more than once for the same losses or damages.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(15)   PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the actual costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable  financial advisory fees and reasonable attorneys' fees and disbursements.

(16)   CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(17)   FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(18)   DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Weighted Average Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt, or deemed receipt, of the Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Weighted Average Price to an independent, reputable investment bank selected by the Company and reasonably approved by the Required Holders or (b) the disputed arithmetic calculation of the Weighted Average Price to the Company's independent, outside accountant.  The Company, at the Company's expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(19)   NOTICES; PAYMENTS.

 (a)  Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder at least twenty (20) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

 (b)  Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.  Any amount of Principal or other amounts due in cash under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of the sum of then existing Interest Rate plus five percent (5.0%) per annum from the date such amount was due until the same is paid in full ("Late Charge").

(20)   CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, including pursuant to a redemption or a conversion of this Note, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(21)   WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(22)   GOVERNING LAW; JURISDICTION; JURY TRIAL.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The Company and Holder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  The Company and Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Nothing contained herein shall be deemed or operate to preclude the Holder  from bringing suit or taking other legal action against the Company in any other jurisdiction in order to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder with respect to such collateral or other security.  THE COMPANY AND HOLDER EACH HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(23)   SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(24)   CERTAIN DEFINITIONS.  Capitalized terms used in this Note and not otherwise defined in this Note shall have the respective meanings given to such terms in the Securities Purchase Agreement. In addition, for purposes of this Note, the following terms shall have the following meanings:

 (a)  "Approved Stock Plan" means any employee benefit plan, including, without limitation, the New Equity Incentive Plan, which has been approved by the board of directors of the Company and the Required Holders, pursuant to which the Company's securities may be issued to any employee, officer, director or consultant for services provided to the Company.

 (b)  "Bloomberg" means Bloomberg Financial Markets, or any successor thereto.

 (c)  "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, or executive order or governmental decree to be closed.

 (d)  "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, in respect of partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

 (e)  "Cash Equivalents" means, as at any date of determination, (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (B) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within three month after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within three month after such date and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from S&P or Moody's; (iii) commercial paper maturing no more than three month from the date of creation thereof and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from S&P or Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (A) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (b) has net assets of not less than $500,000,000, and (C) having one of the two highest ratings obtainable from either S&P or Moody's when acquired; and (vi) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above.

 (f)  "Change of Control" means any Fundamental Transaction other than (A) a Fundamental Transaction in which holders of the Company's voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

 (g)  "Collateral Agent" has the meaning ascribed to such term in the Security Documents.

 (h)  “Consolidated Current Assets” means, as at any date of determination, the total assets of the Company and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

 (i)  “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Company and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

 (j)  "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

 (k)  "Daily Dollar Trading Volume" means, on any date of determination, the product of (i) the daily trading volume of the Common Stock as reported by Bloomberg on such Trading Day and (ii) the Weighted Average Price of the Common Stock on such Trading Day.

 (l)  "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

 (m)  "EBITDA" means adjusted EBITDA calculated as earnings or loss before interest, taxes, depreciation, and amortization adjusted to exclude the impact of non-cash items including stock based compensation and changes in fair values of outstanding common stock equivalents and beneficial conversion features.

 (n)  "Eligible Market" means the Principal Market, The New York Stock Exchange, Inc., the NYSE Amex, The Nasdaq Global Select Market, The Nasdaq Capital Market or The Nasdaq Global Market

              (o)  "Equity Conditions" means each of the following conditions:

                (i)  on each day during the period beginning sixty (60) days prior to the applicable date of determination and ending on and including the applicable date of determination (the "Equity Conditions Measuring Period"), all shares of Common Stock issuable as Redemption Shares shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws, other than any restrictions on sale imposed on the Holder to the extent that the Holder is an affiliate of the Company;

                (ii)  during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market;

                (iii)  any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Principal Market or any other applicable Eligible Market; provided, however, that in the event that such shares of Common Stock cannot be issued in full, the Company shall be permitted to issue to the Holder the maximum amount of shares of Common Stock without causing any such violation;

                (iv)  during the six (6) month period ending on and including the date immediately preceding the applicable date of determination, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document;

                (v)  during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, or (B) an Event of Default or (C) an event that with the passage of time or giving of notice would constitute an Event of Default;

                (vi)  the product of (A) the aggregate number of the shares of the Common Stock then outstanding and (B) the Weighted Average Price of the Common Stock during such ten (10) Trading Day period is not more than 25% of the sum of the Daily Dollar Trading Volume of the final ten (10) Trading Days of the applicable Equity Conditions Measuring Period;

                (vii)  the Holder is not in possession of material nonpublic information regarding the Company and is not subject to any restrictions in its ability to trade such Common Stock; and

                (viii)  the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

 (p)  "Equity Conditions Failure" means (i) for purpose of Section 6, Equity Conditions Failure means that Sections 24(m)(ii), (iii), (iv) and (viii) have not been satisfied (or waived in writing by the Holder) on any day during the period commencing ten (10) Trading Days prior to the consummation of the Subsequent Placement through the consummation of the Subsequent Placement and (ii) for purpose of Section 7, Equity Conditions Failure means that Equity Conditions have not been satisfied (or waived in writing by the Holder) on any day during the period commencing ten (10) Trading Days prior to the Company Redemption Date through the Company Redemption Date.

 (q)  "Equity Interests" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

 (r)  "Excluded Securities" means Common Stock issued or issuable: (i) in connection with any Approved Stock Plan, (ii) in respect of Redemption Shares, and (ii) upon conversion, exercise or exchange of any Options that are outstanding on the day immediately preceding the Closing Date, provided that the terms of such Options are not amended, modified or changed on or after the Closing Date and the terms of any Options outstanding at the Closing or issued thereafter are acceptable to the Required Holders.

 (s)  "Fundamental Transaction" means that (x) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, if the holders of the Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such consolidation or merger) immediately prior to such consolidation or merger shall hold or have the right to direct the voting of less than 50% of the Voting Stock or such voting securities of such other surviving Person immediately following such transaction, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock or (y) any "person" or "group" is or shall become the "beneficial owner", directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.  For purposes of the definition of Fundamental Transaction: (i) "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor provision); (ii) a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of this Note; and (iii) "beneficially owned" and "beneficially own" have meanings correlative to that of beneficial owner.

 (t)  "GAAP" means United States generally accepted accounting principles, consistently applied.

 (u)  "Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement

 (v)  "Holder Pro Rata Amount" means a fraction (i) the numerator of which is the Principal amount of this Note on the Issuance Date and (ii) the denominator of which is the aggregate principal amount of all Notes issued to the purchasers pursuant to the Securities Purchase Agreement on the Issuance Date, provided that in the event that the initial holder of any Notes has sold or otherwise transferred any of such holder's Notes, the transferee shall be allocated a pro rata portion of such holder's Holder Pro Rata Amount.

 (w)  "Indebtedness" of any Person means, without duplication (i) all indebtedness for borrowed money; (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with generally accepted accounting principles (other than trade payables, expense accruals and deferred compensation arrangements entered into in the ordinary course of business); (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (iv) all obligations evidenced by notes, bonds, debentures or similar instruments or upon which interest payments are customarily made, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness provided that, any obligations for which recourse is limited to an identified asset or assets of such Person shall be equal to the lesser of (x) the amount of such Indebtedness or (y) the fair market value of such asset or assets; (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Required Holders and in accordance with acceptable practice, of such Person under Hedge Agreements; (ix) all monetary obligations under any receivables factoring, receivables sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off balance sheet financing or similar financing; (x) all indebtedness referred to in clauses (i) through (ix) above to the extent secured by (or to the extent that the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness; and (xi) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (x) above.

 (x)  "Installment Amount" means, with respect to the following Installment Dates, the lesser of (i) the Principal amount (plus any accrued and unpaid interest thereon) under this Note as of such Installment Date and (ii) the sum of (A) the amounts set forth in the second column next to the applicable Installment Date in the table below multiplied by the Holder Pro Rata Amount and (B) any accrued and unpaid Interest on such amount (which for avoidance of doubt shall include any PIK Interest added pursuant to this Note to Principal)::

Installment Date	Amounts
July 2, 2011 and the next eleven Monthly Dates thereafter	$200,000
Each Monthly Date from and including July 2, 2012 through and including the Maturity Date	The sum of (a) $316,667 and (b) the quotient determined by dividing the (i) aggregate amount of PIK Interest added to the Principal amount pursuant to Section 2(a) by (ii) 24.

Notwithstanding the foregoing, (a) all PIK Interest added to the Principal amount shall be amortized prior to amortization of other amounts; and (b) any Principal amount that is an Unreleased Amount (other than such amounts set forth in subsection (a) of this paragraph) shall be amortized after the amortization of all such amounts that are not Unreleased Amounts.

 (y)  "Installment Date" means July 2, 2011 and each Monthly Date after July 2, 2011 through and including the Maturity Date.

 (z)  "Interest Rate" means the Prime Rate as of the first (1st) Business Day of each Interest Period plus four and three-quarter percent (4.75%) per annum, subject to adjustment as provided in Section 2(c).

 (aa)  "Investment" means (i) any direct or indirect purchase or other acquisition by the Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than any Subsidiary of the Company); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Company from any Person (other than the Company or any of its Subsidiary), of any Equity Interests of such Person; and (iii) any capital contributions by the Company or any of its Subsidiaries to any other Person (other than the Company or any of its Subsidiary). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus the amount received, if any, upon the sale, liquidation, repayment or return of such Investment.

 (bb)  "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

 (cc)  "Maturity," when used in respect of this Note, means the date on which the Principal Amount, the Event of Default Redemption Price or the Change of Control Redemption Price of such Security becomes due and payable as therein or herein provided, whether at the Stated Maturity, on an Event of Default Redemption Date or a Change of Control Redemption Date, as applicable, or by declaration of acceleration or otherwise.

 (dd)  "Monthly Date" means 2nd day of each calendar month during the period beginning on August and ending on the Maturity Date.

 (ee)  “Net Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

 (ff)  "Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock.

 (gg)  "Outstanding Amount" means the sum of (i) the portion of the Principal to be redeemed or otherwise with respect to which this determination is being made, (ii) accrued and unpaid Interest with respect to such Principal and (iii) a ccrued and unpaid Late Charges with respect to such Principal and Interest.

 (hh)  "Permitted Asset Disposition" means (i) any transfer or disposition of assets by any Subsidiary to the Company or between or among Subsidiaries', (ii) the sale, lease or other disposition of inventory or obsolete, worn out, negligible, surplus or outdated equipment in the ordinary course of business which in the case of obsolete, worn out, negligible, surplus or outdated equipment shall not exceed $100,000 in any fiscal year; provided that for the 2010 fiscal year for purposes of determining whether the $100,000 amount has been exceeded, only the amount sold, leased or otherwise disposed after the date hereof shall be taken into account, and (iii) other transfers or dispositions of assets not exceed $100,000 in any fiscal year; provided that such assets being transferred or disposed pursuant to this Section 24(ii)(iii) shall be subject to right of first refusal of the Required Holders.

 (ii)  "Permitted Indebtedness" means (i) Indebtedness to trade creditors incurred in the ordinary course of business; (ii) Indebtedness to finance the purchase price of equipment; provided that such Indebtedness does not exceed the lesser of the cost or fair market value of such equipment financed with such Indebtedness and does not exceed $1,800,000 in the aggregate outstanding at any time; (iii) Indebtedness existing on the Closing Date as disclosed in Schedule 24(ii)(iii); (iv) intercompany Indebtedness incurred by the Company in the ordinary course of business that is unsecured, expressly subordinated in right of payment to the Notes in a manner satisfactory in form and substance to the Required Holders and on a consolidated basis on the balance sheet is equal to zero;  (v) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be; and (vi) Indebtedness permitted by Section 10(r).

 (jj)  "Permitted Investments" means the following Investments: (i) Investments in cash and Cash Equivalents; (ii) Investments owned as of the Closing Date in any Subsidiary as disclosed in Schedule 24(jj)(ii); (iii) Investments constituting non-cash consideration received by the Company or any of its Subsidiaries in connection with Permitted Asset Dispositions permitted under Section 10(l); (iv) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business.

 (kk) "Permitted Liens" means (i) Liens existing on the Closing Date as disclosed to Schedule 24(kk)(i); (ii)  any Lien for taxes fees, assessments or other government charges or levies not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (iii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent; (iv) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings; (v) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, each to the extent permitted under Section 10(b) of this Note; and (vi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (v) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase.

 (ll)  "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

 (mm)  "Prime Rate" shall mean as of a particular date, the prime rate of interest as published on that date in The Wall Street Journal (Eastern Edition), and generally defined therein as "the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks."  If The Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in The Wall Street Journal on the nearest-preceding date on which The Wall Street Journal was published.

 (nn)  "Principal Market" means The OTC Bulletin Board.

 (oo)  "Record Date" for the interest payable on any Interest Date means a date no more than fifteen (15) Trading Days prior to such Interest Date.

 (pp)  "Redemption Notice" means any Event of Default Redemption Notice or Change of Control Redemption Notice.

 (qq)  "Redemption Prices" means, collectively, the Event of Default Redemption Price and the Change of Control Redemption Price and each of the foregoing, individually, a "Redemption Price".

 (rr)  "Required Holders" means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

 (ss)  "SEC" means the United States Securities and Exchange Commission.

 (tt)  "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

 (uu)  "Securities Purchase Agreement" means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the initial purchasers set forth on the signature pages thereto, as may be amended, modified, revised or supplemented from time to time.

 (vv)  "Security Documents" has the meaning ascribed to such term in the Securities Purchase Agreement, as such documents may be amended, modified, revised or supplemented from time to time.

 (ww)  "Subscribed Amount" means the aggregate gross proceeds to the Company in the Subsequent Placement.

 (xx)  "Subscription Date" means June 30, 2010.

 (yy)  "Subsequent Offering" means the offer, sale, grant of any option to purchase, or other disposition of (or the announcement any offer, sale, grant or any option to purchase or other disposition of) any of the debt, equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Options or Convertible, but excluding the Subsequent Placement and the issuance of debt instruments or securities (other than equity or equity equivalent securities) qualifying as Permitted Indebtedness or Excluded Securities.

 (zz)  "Subsequent Placement" means an offering of Common Stock by the Company to its stockholders pursuant to Section 4(v) of the Securities Purchase Agreement.

 (aaa)  "Subsidiary" means any entity in which the Company, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

 (bbb)  "Successor Entity" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction.

 (ccc)  "Tangible Net Worth" means total assets less the sum of (i) liabilities and (ii) intangible assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

 (ddd)  "Total Cash" means the sum of cash and Cash Equivalents of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

 (eee)  "Trading Day" means (i) if the applicable security is listed or admitted for trading on an Eligible Market, a day on such Eligible Market is open for business or (ii) if the applicable security is not so listed, admitted for trading or quoted, any Business Day.

 (fff)  "Unsubscribed Amount" means the amount resulting from $3,000,000 minus the aggregate gross proceeds to the Company in the Subsequent Placement.

 (ggg)  "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (its "possessions" including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands).

 (hhh)  "Unreleased Amount" Unreleased Amount" means as of the date of determination, the sum of (i) an amount equal to the product of (A) the Original Principal Amount and (B) a fraction, the numerator which is equal to the number of days elapsed since the Issuance Date and the denominator which is equal to 1,460 and (ii) an aggregate amount of PIK Interest added to the Principal amount pursuant to Section 2(a).

 (iii)  "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

 (jjj)  "Weighted Average Price" means, for any security as of any date, the arithmetic average of the dollar volume-weighted average price for such security on the principal market or exchange on which such security is traded during the period beginning at 9:30:01 a.m., New York City time (or such other time as such principal market or exchange publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as such principal market or exchange publicly announces is the official close of trading) as reported by Bloomberg through its "Volume at Price" functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders.  All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(25)   SECURITY.  This Note and the Other Notes are secured to the extent and in the manner set forth in the Security Documents (as defined in the Securities Purchase Agreement).

(26)   DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within four (4 Business Days after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information, relating to the Company or its Subsidiaries, the Company shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

TELANETIX, INC.

Date	By:	/s/
Douglas N. Johnson
Chief Executive Officer

Schedule of Note Holders

This schedule is being provided pursuant to Item 601 of Regulation S-K.

Name of Holder	Original Principal Amount (in U.S. dollars)

EREF-TELA, LLC	$1,500,000
HCP-TELA, LLC	$7,000,000
CBG-TELA, LLC	$2,000,000